EXHIBIT 99.2


                                   Contacts: Kenneth J. Zak - Investor Relations
                                             (313) 792-6386
                                             Kurt Ruecke - Media Inquiries
                                             (313) 792-6972


FOR IMMEDIATE RELEASE


                     MASCOTECH, INC. AGREES TO BE ACQUIRED
                       BY INVESTOR GROUP LED BY HEARTLAND
                              INDUSTRIAL PARTNERS


Taylor, Michigan, (August 2, 2000) - MascoTech, Inc. (NYSE:MSX) announced today that it entered into a definitive agreement with an affiliate of Heartland Industrial Partners, L.P. which will result in a merger between MascoTech and the Heartland affiliate. The value of the recapitalization transaction, including the assumption of debt, is estimated to exceed $2 billion. Under the terms of the agreement, each public stockholder of MascoTech is expected to receive in excess of $17 in cash per share.

The agreement provides for a cash payment at the closing of $16.90 per share plus an additional amount based upon proceeds realized on the disposition of certain non-operating assets, currently anticipated to result in an aggregate per share payment of between $17 and $18. To the extent the disposition of the non-operating assets is not completed prior to the closing, proceeds from any subsequent disposition will be distributed to stockholders after the disposition is completed.

Masco Corporation, MascoTech's Chairman, Richard A. Manoogian (and a related affiliate), and other members of management will retain an equity stake of approximately 20% in the new company after the recapitalization.

The MascoTech Board of Directors, upon the unanimous recommendation of a Special Committee of independent directors, has approved the agreement. The Board of Directors was advised by Salomon Smith Barney. The Special Committee was advised by McDonald Investments Inc. and Dykema Gossett PLLC, special legal counsel.

The merger is subject to certain conditions including the completion of financing and the approval by a majority of the public stockholders of MascoTech other than Masco Corporation, Mr. Manoogian and his related affiliate. The Chase Manhattan Bank has provided financing commitments for aggregate senior debt and receivables financing of approximately $1.5 billion. Heartland is being joined in the transaction by CSFB Private Equity and several other co-investors which are limited partners in Heartland's fund.



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Mr. Manoogian said that he believes the transaction "maximizes value for our shareholders and creates enhanced opportunities for our business and our employees."

"Heartland is an ideal investor for MascoTech," Manoogian stated. "Our association with Heartland will increase MascoTech's access to the capital needed to finance our growth opportunities, further solidifying our customer relationships."

"MascoTech is an excellent candidate for our buy and build investment strategy," said David Stockman, Senior Managing Director of Heartland. "The company has world class assets, great people and exceptionally strong market positions in each of its major business segments."

"MascoTech is a platform with extensive and compelling opportunities for private equity to finance both acquisitions and internal growth," added Timothy Leuliette, another Heartland Senior Managing Director.

Manoogian and Stockman added, "We fully understand and appreciate the importance to MascoTech's customers, employees, suppliers and other stakeholders of an orderly and seamless transition of MascoTech from a public to a private company. While no decision has yet been made on Board composition or the executive leadership of the Company following the completion of this transaction, MascoTech's existing leadership team will remain in place and is personally committed to successfully leading the company through this transition."

Heartland Industrial Partners, L.P. is a private equity firm established to "buy, build and grow" industrial companies in sectors ripe for consolidation and long-term growth. The firm has equity commitments in excess of $1.1 billion and intends to increase its commitments to $2 billion. Heartland was founded by David A. Stockman, a former partner of The Blackstone Group and a Reagan administration cabinet officer; Timothy D. Leuliette, the former President and Chief Operating Officer of Penske Corporation; and Daniel P. Tredwell, a former Managing Director of Chase Securities.

MascoTech is a diversified manufacturing company with world-leading metal forming process capabilities and proprietary product positions serving transportation, industrial and consumer markets.

Press releases are available through Company News On-Call by fax, 800-758-5804, extension 535375, or http://www.prnewswire.com. MascoTech's press releases and other information are also available through our toll free number, 1-800-474-8324. Visit MascoTech's website at http://www.mascotech.com.

Statements in this press release, which are not historical facts, are forward-looking statements that involve certain risks and uncertainty, including but not limited to, risks associated with the uncertainty of future financial results, conditions within the markets in which the Company competes, labor relations of the Company and certain of its customers and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


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